Exhibit 10.21

Interim Employment Agreement dated as of December 13, 2007 between Famous Dave’s of America, Inc. and F. Lane Cardwell, Jr.
FAMOUS DAVE’S OF AMERICA, INC.
12701 WHITEWATER DRIVE, SUITE 200
MINNETONKA, MN 55343
T 952-294-1300 F 952-294-1301 famousdaves.com
December 13, 2007
Mr. F. Lane Cardwell, Jr.
Cardwell Hospitality Advisory, Inc.
Dear Lane:
     This letter shall set forth the understanding between Cardwell Hospitality Advisory, Inc. (“CHA”) and Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”) regarding F. Lane Cardwell’s role as interim Chief Executive Officer (the “Agreement”). Subject to the terms and conditions set forth herein, we agree as follows:
     1. Mr. Cardwell is hereby appointed and CHA and Mr. Cardwell agree that he will serve as the Company’s interim Chief Executive Officer for the near term period, which will commence on December 13, 2007 (the effective date of David Goronkin’s resignation as the Company’s President and Chief Executive Officer) and is not anticipated to exceed six to twelve months from the date hereof.
     2. As compensation for Mr. Cardwell’s service as the Company’s interim Chief Executive Officer, CHA shall be entitled to receive cash compensation in an amount equal to $6,000 per week, payable in monthly installments in arrears on the last business day of each calendar month during which Mr. Cardwell serves as the Company’s interim Chief Executive Officer hereunder. Such cash compensation will be in addition to any compensation to which Mr. Cardwell is otherwise entitled as a member of the Company’s Board of Directors. Neither CHA nor Mr. Cardwell will be entitled to participate in the Company’s incentive compensation or benefit plans (including, without limitation, annual incentive compensation (bonus) plans, equity incentive compensation plans (e.g., performance shares), health, medical, dental, vision and disability insurance coverage and retirement benefits) solely by virtue of Mr. Cardwell’s service as interim Chief Executive Officer hereunder.
     3. This Agreement calls for the performance of services of CHA as an independent contractor, therefore the parties expressly agree that (a) their relationship is based on the understanding that CHA is an independent contractor and not an employee of the Company and no employment relationship is created hereby, (b) the Company shall not provide CHA or Mr. Cardwell any fringe benefits in connection with the services provided hereunder, and (c) the Company has no responsibility for withholding taxes, social security withholding, worker’s compensation withholding, unemployment withholding or any similar taxes or charges attributable to CHA or Mr. Cardwell arising from compensation paid pursuant hereto.
     4. The Company shall pay or reimburse CHA for all reasonable and necessary travel and other business expenses incurred or paid by CHA in connection with the performance of services under this Agreement consistent with the Company’s policies for executives of the Company.
     5. This Agreement is “at will” and it may be terminated, with or without cause, at any time, by either CHA or the Company.
     Thank you for your assistance to the Company at this important time. If the provisions of this letter are consistent with your understanding of our agreement, please sign and return the enclosed counterpart copy of this letter to me at your earliest convenience.

Sincerely,
/s/ K. Jeffrey Dahlberg
K. Jeffrey Dahlberg
Chairman of the Board of Directors

Accepted and agreed to:
Cardwell Hospitality Advisory, Inc.:

/s/ F. Lane Cardwell, Jr.

F. Lane Cardwell, Jr.

Date: December 22, 2007